Omnicity Corp.
807 South State Rd. 3
Rushville, IN 46173

February 24, 2010

The United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549

Re:       Omnicity Corp.
             Form 10-K for the Fiscal year Ended July 31, 2009
             Filed on October 23, 2009
             Form 10-Q for the Quarterly Period Ended October 31, 2009
             Filed on December 21, 2009
             File No. 000-52827
_____________________________________________________________________________________

In connection with responding to the Staff's letter of January 5, 2010, Omnicity Corp. (the
"Company") hereby acknowledges that:

  the Company is responsible for the adequacy and accuracy of the disclosure in the filings;

  Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filings; and

  the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

Omnicity Corp.

"Donald M. Prest"
Name: Donald M. Prest
Title: Chief Financial Officer